EXHIBIT 10.5

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (the “Agreement”) has been made as of February 19, 2009 (the “Date of Grant”) between Duke Energy Corporation, a Delaware corporation, with its principal offices in Charlotte, North Carolina (the “Corporation”), and                                  (the “Grantee”).

RECITALS

Under the Duke Energy Corporation 2006 Long-Term Incentive Plan, as it may, from time to time, be further amended (the “Plan”), the Compensation Committee of the Board of Directors of the Corporation (the “Committee”), or its delegatee, has determined the form of this Agreement and selected the Grantee, as an Employee, to receive the award evidenced by this Agreement (the “Award”) and the Performance Shares and tandem Dividend Equivalents that are subject hereto.  The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).

AWARD

In accordance with the Plan, the Corporation has made this Award, effective as of the Date of Grant and upon the following terms and conditions:

Section 1.                            Number and Nature of Performance Shares and Tandem Dividend Equivalents.  At target performance, the number of Performance Shares and the number of tandem Dividend Equivalents subject to this Award are each                                     ; at maximum performance, the number of Performance Shares and the number of tandem Dividend Equivalents subject to this award are equal to 150% of the number of Performance Shares and tandem Dividend Equivalents at target performance, respectively.  The number of such Performance Shares that may become vested upon determination of achievement of each Performance Goal at maximum, as provided in Section 2(a), is 150% of the number that becomes vested at target performance.  Each Performance Share, upon becoming vested, represents a right to receive payment in the form of one (1) share of Common Stock.  Each tandem Dividend Equivalent, after its tandem Performance Share vests, represents a right to receive a cash payment equivalent in amount to the aggregate cash dividends declared and paid on one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date the vested, tandem Performance Share is paid or deferred and before the Dividend Equivalent expires.  Performance Shares and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a shareholder of the Corporation by virtue of this Award.

Section 2.                            Vesting of Performance Shares.

(a)  Performance Goals.  Except as otherwise provided in this Section 2, the Performance Shares shall vest only if and to the extent the Committee, or its delegatee, determines that the Performance Goals (as defined below) have been met (provided that such determination shall be made not later than the first March 15 following the end of the Performance Period, as defined below).  To the extent Performance Goals are not met, the Performance Shares that do not so become vested shall be forfeited.

(i)                                     The following Performance Goal shall apply with respect to one-half of the Performance Shares and Dividend Equivalents covered by this Agreement.  Provided Grantee’s continuous employment by the Corporation, including Subsidiaries, has not terminated, or as otherwise provided in Sections 2(b) or 2(c), up to one-half of the Performance Shares subject to this Award shall become vested upon the written determination by the Committee, or its delegatee, in its sole discretion, of the extent to which the Corporation achieves the “TSR Performance Goal,” which is the Corporation’s Total Shareholder Return (“TSR”) percentile ranking among the companies that are in the Philadelphia Utility Index as of the end of the Performance Period, with higher percentile ranking for more positive/less negative TSR, for the period beginning January 1, 2009 and ending December 31, 2011 (“Performance Period”), in accordance with the applicable vesting percentage specified for such percentile ranking in the following schedule:

Percentile Ranking	Vesting Percentage (Applicable to Target # of Shares)	Vesting Percentage (Applicable to Maximum # of Shares)

*     When such determination is of a percentile ranking between those specified, the Committee, or its delegatee, in its sole discretion, shall interpolate to determine the applicable vesting percentage.

Such Performance Shares that do not so become vested shall be forfeited.  For purposes of this Agreement, TSR means the change in fair market value over a specified period of time, expressed as a percentage, of an initial investment in specified common stock, with dividends reinvested, all as determined utilizing such methodology as the Committee, or its delegatee, shall approve, provided, however, that the Committee, or its delegatee, shall have the discretion to make appropriate and equitable adjustments to the TSR of any company (including the Corporation) whose shares trade ex-dividend as of December 31, 2011, provided, however, that no such adjustment shall be permitted if it would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.  In the event that a company becomes a member of the Philadelphia Utility Index following January 1, 2009, such company shall not be taken into account for purposes of this Agreement.

(ii)                                  The following Performance Goal shall apply with respect to one-half of the Performance Shares and Dividend Equivalents covered by this Agreement.  Provided Grantee’s continuous employment by the Corporation, including Subsidiaries, has not terminated, or as otherwise provided in Sections 2(b) or 2(c), up to one-half of the Performance Shares subject to this Award shall become vested upon the written determination by the Committee, or its delegatee, in its sole discretion, of the extent to which the Corporation achieves the “CAGR Performance Goal,” which is based on the Corporation’s compounded annual growth rate (“CAGR”) with respect to its adjusted diluted earnings per share (“EPS”), as calculated in accordance with Exhibit A, for the Performance Period, in accordance with the applicable vesting percentage specified for CAGR in the following schedule:

CAGR	Vesting Percentage (Applicable to Target # of Shares)	Vesting Percentage (Applicable to Maximum # of Shares)

*     When such determination is at a level between those specified, the Committee, or its delegatee, in its sole discretion, shall interpolate to determine the applicable vesting percentage.

Such Performance Shares that do not so become vested shall be forfeited.

(b) In the event that, prior to the date that the determination of the achievement of each Performance Goal is made, the Grantee’s continuous employment by the Corporation, including Subsidiaries, terminates, the Performance Shares subject to this Award are thereupon forfeited, except that if such employment terminates (i) at a time when Grantee has attained age 55 and has at least five years of vesting service under the Duke Energy Retirement Cash Balance Plan or Cinergy Corp. Non-Union Employees’ Pension Plan, or under another retirement plan of the Corporation or a Subsidiary which plan the Committee, or its delegatee, in its sole discretion, determines to be the functional equivalent of the Duke Energy Retirement Cash Balance Plan or the Cinergy Corp. Non-Union Employees’ Pension Plan, unless the Committee, or its delegatee, in its sole discretion, determines that Grantee is in violation of any obligation identified in Section 3, (ii) as the result of the Grantee’s death, (iii) as the result of the Grantee’s permanent and total disability within the meaning of Code Section 22(e)(3), (iv) as the result of the termination of such employment by the Corporation, or employing Subsidiary, other than for cause, as determined by the Corporation or employing Subsidiary, in its sole discretion, or (v) as the direct and sole result, as determined by the Corporation, or employing Subsidiary, in its sole discretion, of the divestiture of assets, a business, or a company, by the Corporation or a Subsidiary, the Performance Shares subject to this Award shall vest upon such determination of the achievement of each Performance Goal, at such vesting percentage determined by the Committee, or its delegatee, in its sole discretion, by prorating on the basis of the portion of the Performance Period that such employment continued while Grantee was entitled to payment of salary (unless such termination occurs after the end of the Performance Period, in which event the number of Performance Shares earned, if any, shall not be prorated).

In the event that Grantee is on an employer-approved, personal leave of absence on the date that the determination of the achievement of each Performance Goal is made, then, unless prohibited by law, vesting shall be postponed and shall not occur unless and until Grantee returns to active service in accordance with the terms of the approved personal leave of absence and before November 1 of the calendar year immediately following the calendar year in which the Performance Period ends.  In the event Grantee does not return to active service from such leave of absence prior to November 1 of the calendar year immediately following the calendar year in which the Performance Period ends, any Performance Shares covered by this Award that were not vested as of the commencement of such leave shall be immediately forfeited (as if Grantee terminated employment for purposes of Section 4 hereof).   Further, in the event that such determination is made and during any portion of the Performance Period the Grantee was on employer-approved, personal leave of absence, the applicable vesting percentage shall be determined by the Committee, or its delegatee, in its sole discretion, to reflect only that portion of the Performance Period during which such employment continued while the Grantee was entitled to payment of salary.

(c) In the event that a Change in Control occurs before the Performance Period has ended and (i) before the Grantee’s continuous employment by the Corporation, including Subsidiaries, terminates, or (ii) after such employment terminates during the Performance Period, (A) at a time when Grantee is considered “retired”, unless the Corporation, in its sole discretion, determines that Grantee is in violation of any obligation identified in Section 3, or (B) as the result of an event listed in items (ii) — (v) of the first sentence of Section 2(b), the Performance Shares subject to this Award shall vest upon such occurrence, at such vesting percentage determined by the Committee, or its delegatee, in its sole discretion, by prorating down, assuming performance at the target level for each Performance Goal, on the basis of the portion of the Performance Period that has elapsed prior to the time of such occurrence (or such earlier termination of employment), and the remaining Performance Shares shall be forfeited, irrespective of any subsequent determination of the achievement of each Performance Goal.

Section 3.                            Violation of Grantee Obligation.  In consideration of the continued vesting opportunity provided under Section 2 following the termination of Grantee’s continuous employment by the Corporation, including Subsidiaries, if, at the time of such termination of employment, Grantee is considered “retired”, Grantee agrees that during the period beginning with such termination of employment and ending with the third anniversary of the Date of Grant (“Restricted Period”), Grantee shall not (i) without the prior written consent of the Corporation, or its delegatee, become employed by, serve as a principal, partner, or member of the board of directors of, or in any similar capacity with, or otherwise provide service to, a competitor, to the detriment, of the Corporation or any Subsidiary, (ii) violate any of Grantee’s other noncompetition obligations, or any of Grantee’s nonsolicitation or nondisclosure obligations, to the Corporation or any Subsidiary; or (iii) except as required by subpoena or other legal process (in which event the Grantee will give the Chief Legal Officer of the Corporation prompt notice of such subpoena or other legal process in order to permit the Corporation or any affected individual to seek appropriate protective orders), publish or provide any oral or written statements about the Corporation or any Subsidiary, any of the Corporation’s or any Subsidiary’s current or former officers, executives, directors, employees, agents or representatives or any initiative, program or policy of the Corporation or any Subsidiary relating to any matter whatsoever that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriation of their name or likeness. The noncompetition obligations of clause (i) of the preceding sentence shall be limited in scope and shall be effective only with respect to competition with the Corporation or any Subsidiary in the businesses of:  production, transmission, distribution, or retail or wholesale marketing or selling of electricity; resale or arranging for the purchase or for the resale, brokering, marketing, or trading of electricity or derivatives thereof; energy management and the provision of energy solutions; development and management of fiber optic communications systems; development and operation of power generation facilities, and sales and marketing of electric power, domestically and abroad; and any other business in which the Corporation, including Subsidiaries, is engaged at the termination of Grantee’s continuous employment by the Corporation, including Subsidiaries; and within the following geographical areas (i) any country in the world where the Corporation, including Subsidiaries, has at least US$25 million in capital deployed as of termination of Grantee’s continuous employment by Corporation, including Subsidiaries; (ii) the continent of North America; (iii) the United States of America and Canada; (iv) the United States of America; (v) the states of North Carolina, South Carolina, Virginia, Georgia, Florida, Texas, California, Massachusetts, Illinois, Michigan, New York, Colorado, Oklahoma and Louisiana; (vi) the states of North Carolina, South Carolina, Texas, Colorado, Ohio, Kentucky, and Indiana; and (vii) any state or states with respect to which was conducted a business of the Corporation, including Subsidiaries, which business constituted a substantial portion of Grantee’s employment.  The Corporation and Grantee intend the above restrictions on competition in geographical areas to be entirely severable and independent, and any invalidity or enforceability of this provision with respect to any one or more of such restrictions, including areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including areas.  If any part of this provision is held to be unenforceable because of the duration, scope or area covered, the Corporation and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or area, including deletion of specific words and phrases, i.e., “blue penciling”, and in its modified, reduced or blue pencil form, such part shall become enforceable and shall be enforced.  Nothing in Section 3 shall be construed to prohibit Grantee from being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

Section 4.                            Forfeiture.  Any Performance Share subject to this Award shall be forfeited upon the termination of the Grantee’s continuous employment by the Corporation, including Subsidiaries, from the Date of Grant, except to the extent otherwise provided in Section 2.  Any Dividend Equivalent subject to this Award shall expire at the time its tandem Performance Share (i) is vested and paid, or deferred, or (ii) is forfeited.

Section 5.                            Dividend Equivalent Payment.  Payment with respect to any Dividend Equivalent subject to this Award that is in tandem with a Performance Share that is vested and paid shall be paid in cash to the Grantee at the same time as the vested Performance Share as provided in Section 6, or, if the vested Performance Share is deferred by Grantee as provided in Section 6, payment with respect to the tandem Dividend Equivalent shall likewise be deferred.  The Dividend Equivalent payment amount shall equal the aggregate cash dividends declared and paid with respect to one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date the vested, tandem Performance Share is paid or deferred and before the Dividend Equivalent expires.  However, should the timing of a particular payment under Section 6 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee receives such shares without the right to receive such dividend and the Grantee would not otherwise be entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment.  Dividend Equivalent payments shall be subject to withholding for taxes. Any required income tax withholdings in respect of Dividend Equivalents attributable to Performance Shares shall be satisfied by reducing the cash payment in respect of the required withholding amount, unless the Committee, or its delegatee, in its discretion, requires Grantee to satisfy such tax obligation by other payment to the Corporation.

Section 6.                            Payment of Performance Shares.   Payment of Performance Shares subject to this Award that become vested shall be made to the Grantee on the earlier of: (i) the calendar year immediately following the Performance Period, or (ii) within 30 days after the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Section 409A of the Code, except to the extent deferred by the Grantee in accordance with such procedures as the Committee, or its delegatee, may prescribe from time to time or except to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.  Payment (or deferrals, as applicable) shall be subject to withholding for taxes.  Payment shall be in the form of one (1) share of Common Stock for each full vested Performance Share, and any fractional vested Performance Share shall be rounded up to the next whole share for purposes of both vesting under Section 2 and payment under Section 6.  Notwithstanding the foregoing, the number of shares of Common Stock that would otherwise be paid or deferred (valued at Fair Market Value on the date the respective Performance Share became vested, or if later, payable) shall be reduced by the Committee, or its delegatee, in its sole discretion, to fully satisfy tax withholding requirements, unless the Committee, or its delegate, in its discretion requires Grantee to satisfy such tax obligation by other payment to the Corporation.  In the event that payment, after any reduction in the number of shares of Common Stock to satisfy withholding for tax requirements, would be for less than ten (10) shares of Common Stock, then, if so determined by the Committee, or its delegatee, in its sole discretion, payment, instead of being made in shares of Common Stock, shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Performance Shares became vested.

Section 7.                            No Employment Right.  Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment with the Corporation or any Subsidiary, or affect the right of the Corporation or any

Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

Section 8.                            Nonalienation.  The Performance Shares and Dividend Equivalents subject to this Award are not assignable or transferable by Grantee.  Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Performance Share or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Performance Share or Dividend Equivalent, or upon such right or privilege, such Performance Share or Dividend Equivalent, or such right or privilege, shall immediately become null and void.

Section 9.                            Determinations.  Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 10.                     Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware applicable to transactions that take place entirely within that state.

Section 11.                     Conflicts with Plan, Correction of Errors, Section 409A and Grantee’s Consent.  In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling.  In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to the Grantee pursuant to the Plan, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.  It is the intention of the Corporation and the Grantee that this Award not result in unfavorable tax consequences to Grantee under Code Section 409A.  Accordingly, Grantee consents to such amendment of this Agreement as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide, or make available to, Grantee a copy of any such amendment.

To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to Grantee under Section 409A of the Code.  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code).  The Corporation and the Grantee agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the

Corporation shall not be required to assume any increased economic burden.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have terminated employment with Corporation for purposes of this Agreement and no payments shall be due to him under this Agreement which are payable upon his termination of employment until he would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Grantee’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following his termination of employment (or upon his death, if earlier).  In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Grantee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.

Grantee acknowledges and agrees that payments made under this Agreement are subject to the Corporation’s requirement that the Grantee reimburse the portion of any payment where such portion of the payment was predicated upon the achievement of financial results that are subsequently the subject of a restatement caused or partially caused by Grantee’s fraud or misconduct.

Section 12.                     Compliance with Law.  The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws applicable to the Plan and this Award; provided, however, notwithstanding any other provision of this Award, the Corporation shall not be obligated to deliver any shares of Common Stock pursuant to this Award if the delivery thereof would result in a violation of any such law.

Notwithstanding the foregoing, this Award is subject to cancellation by the Corporation in its sole discretion unless the Grantee, by not later than                         , 2009, has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation and Benefits Department - Performance Award [(STO6E)], Duke Energy Corporation, P. O. Box 1007, Charlotte, NC 28201-1007, which, if, and to the extent, permitted by the Executive Compensation and Benefits Department, may be accomplished by electronic means.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Grant.

ATTEST:

DUKE ENERGY CORPORATION

By:

By:

Corporate Secretary	Its:	Chief Executive Officer

Acceptance of Performance Award

IN WITNESS OF Grantee’s acceptance of this Performance Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this            day of                                           , 2009.

Grantee’s Signature

(print name)

(address)